OF
RAMSIN INC.

Under Section 807 of the Business Corporation Law


We, the undersigned, being respectively the President and Secretary of RAMSIN INC., in accordance with Section 807 of the Business Corporation Law, do hereby certify that:

I.	The name of the Corporation is RAMSIN INC.

II.	The Certificate of Incorporation of the corporation was filed by the
             Department of State on February 23, 1995.

Ill.	The Certificate of Incorporation as now in full force and effect is hereby amended to effect the following changes as authorized by Section
             801 of the Business Corporation Law:

A.	To amend Section 1 to change the name of the corporation.

B.	To amend Section 4 to change and increase the presently authorized 200 shares of common stock, no par value, to 50,000,000 shares of common stock, $.001 par value, and 20,000,000 shares of preferred stock, $.O01 par value. The 20
currently authorized and issued shares of no par value common stock shall be converted into 6,000,000 shares of $.OO1 par value common stock and no shares of $.001 par value preferred stock (a rate of 300,000 shares of $.001 par value common stoci and no shares of $.001 par value preferred stock for each currently authorized and issued share of no par value common stock).
The 180 currently authorized and unissued shares of no par value common stock shall be eliminated.

C.To amend Section 5 to add more specificity to the Corporation's address for service of process.

D.	To remove in its entirety Section 6 which limits the personal liability
30:   of directors and replace it with a new Section 6 which
 eliminates preemptive
 rights.

E.	To add a new Section 7 which limits the personal liability of directors.

F.	To add a new Section 8 which provides indemnification provisions.





IV.The Certificate of Incorporation is hereby restated to set forth its entire text, as amended, as follows:

1.	The name of the corporation is RAMSIN PRODUCT DEVELOPMENT, INC.

2.	The purpose or purposes for which this Corporation is formed are as follows, to wit: To engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body.

The Corporation, in furtherance of its corporate purposes above set forth, shall have all of the powers enumerated in Section 202 of the Business Corporation Law, subject to any limitations provided in the Business Corporation Law or any other statute of the State of New York.

3. The office of the Corporation is to be located in the County of Monroe, State of New York.

4.The total numbers of shares of all classes of stock that the
 Corporation is authorized to issue is Seventy Million (70,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock with a par value of $.0O1 per share and twenty million (20,000,000) shares of Preferred Stock with a par value of $.001 per share. The Preferred Stock may be issued in one or more series, and the Board of Directors of the
 Corporation is expressly authorized (i) to fix the designations, relative rights, preferences and limitations with respect to any series of Preferred
 Stock, and (ii) to specify the number of shares of any series of Preferred Stock.

5.The Secretary of State is designated as agent of the Corporation upon which process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 2450 West Ridge Road, Suite 305, Rochester, New York,
 Attention: President.

6.No holder of any share of the Corporation shall, because of his ownership of shares, have a preemptive or other right to purchase, subscribe for, or take any part of any shares or any part of any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of the
Corporation issued, optioned or sold by it after its incorporation, whether the shares be authorized by this Restated Certificate of Incorporation or any amendment thereof duly filed and in effect at the time of the issuance or sale of such shares or of such notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of the Corporation. Any part of the shares authorized by this Restated Certificate of Incorporation, or by any amendment thereof duly filed, and any part of the notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of the Corporation may at any time be issued, optioned for sale and sold or disposed of by the Board of Directors to such persons and upon such terms and conditions as the Board of Directors may deem proper and advisable without first offering to existing shareholders those shares or those notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of the Corporation, or any part thereof.

7.	(a) No director of the Corporation shall be personally liable to the
65:   Corporation or its shareholders for damages for any breach of duty in such capacity, unless said breach of duty, whether an act or omission, is found by judgment of a court of competent jurisdiction or by other adjudication to have been committed in bad faith or involved intentional misconduct or knowing violation of the law, or that the director personally gained a financial profit or
other advantage to which the director was not legally entitled, or that the director's acts violated Section 71 9 of the Business Corporation Law.

(b)  Each person who serves as a director of the Corporation
while this Article   7 is in effect shall be deemed to be doing so in
reliance on the provisions
of this Article 7, and neither the amendment or repeal of this Article 7, nor the adoption of any provision of this Restated Certificate of
 Incorporation inconsistent with this Article 7, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article 7 are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors,
or otherwise.

8.(a) The Corporation shall indemnify to the fullest extent now or hereafter provided for or permitted by law each person involved in, or made or
73: threatened to be made a party to, any action, suit, claim or proceeding, arbitration, alternative dispute resolution mechanism, investigation, administrative or legislative hearing or any other actual,
	292842	- 3 -


threatened, pending or completed proceeding, whether civil or criminal, or whether formal or informal, and including an action by or in the right of the
 Corporation or any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether profit or non-profit
(any such entity, other than the Corporation, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person,
such person's testator or intestate (i) is or was a director or officer of the Corporation, or (ii) while serving as a director or officer of the Corporation, is or was serving, at the request of the Corporation, as a director, officer or in any other capacity,
any other Enterprise, against any and all judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided in Article 8(b) below.

(b)	No indemnification shall be made to or on behalf of any
 such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so
adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.
 In addition, no indemnification shall be made with respect to any Proceeding initiated by any such person against the Corporation, or a director or officer of the Corporation, other than to enforce the terms of this Article 8, unless such Proceeding was authorized by the Board of Directors. Further, no indemnification shall be made with respect to any settlement or compromise of any Proceeding unless and until the Corporation has consented to such settlement or compromise.

(c)	Written notice of any Proceeding for which indemnification
 may be sought by any person shall be given to the Corporation as soon as practicable; however, an individual's failure to provide such notice shall not relieve the Corporation of its indemnification obligations hereunder, except to the extent that the Corporation has been prejudiced by its failure to receive such notice in a timely manner. The Corporation shall then be permitted to participate in the defense of any such proceeding or, unless conflicts of interest or position exist between such person and the Corporation in the conduct of such defense, to assume such defense. In the event that the Corporation assumes the defense of any such Proceeding, legal counsel selected by the Corporation shall be acceptable to such person. After such an assumption, the Corporation shall not be liable to such person for any legal or other expenses subsequently incurred unless such expenses
	292842	- 4 -




have been expressly authorized by the Corporation. In the event that the Corporation participates in the defense of any such Proceeding, such person may select counsel to represent such person in regard to such a Proceeding; however, such person shall cooperate in good faith with any request that common counsel be utilized by the parties to any Proceeding who are similarly situated, unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

(d)	The rights to indemnification and advancement of expenses
granted by or pursuant to this Article 8: (I) shall not limit or exclude, but shall
be in addition to, any other rights which may be granted by or pursuant to any statute, by-law, resolution of shareholders or directors or agreement;
 (ii) shall be deemed to constitute contractual obligations of the Corporation to any director or officer who serves in a capacity referred to in this Article 8 at any time while this Article 8 is in effect, whether or not thereafter repealed or amended; (iii) shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person. It is the intent of this
 Article 8 to require the Corporation to indemnify the persons referred to herein for the aforementioned judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, in each and every circumstance in which such indemnification could lawfully be permitted by express provisions of a certificate of incorporation, and the indemnification required by this Article 8 shall not be limited by the absence of an express recital of such circumstances.

(e) In making any determination regarding any person's entitlement to indemnification hereunder, it shall be presumed that such person is 95:entitled to in indemnification and the Corporation shall have the burden of proving the contrary.

(f) The Corporation may, with the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director, officer, employee or agent of the Corporation,
 or who is serving, or is
about to serve, at the request of the Corporation, as a director, officer or in any other capacity, any other Enterprise; such agreement may provide for indemnification of such person and advancement of expenses to such person upon terms, and the extent, not prohibited by law.
The failure to enter into any such agreement shall not affect or limit the rights of any such person under this Article.



V.	The foregoing amendments and this Restated Certificate of Incorporation were authorized by the unanimous coisent of the directors of the Corporation and by the unanimous written consent of the holders of all the outstanding shares of the Corporation's stock entitled to vote thereon.


IN WITNESS WHEREOF, this Certificate has been subscribed this
  , 1997 by the undersigned who affirm and verify, under penalty of perjury, that the statements made herein are true.


                                                   /s/ Russell Sinacore
                                                   Russell Sinacore, President




	292842	- 6 -






OF
RAMSIN INC.

Under Section 807 of the Business Corporation Law


















WOODS, OVIATT, GILMAN, STURMAN & CLARKE LIP
44 EXCHANGE STREET
ROCHESTER, NEW YORK 14614






292S42

~9~842	-2-

292842

	RESTATED CERTIFICATE OF INCORPORATION

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